                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            TICKETMASTER GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                              [TICKETMASTER LOGO]
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the Annual Meeting of Shareholders of Ticketmaster Group, Inc., an Illinois corporation (the "Company"), will be held at The Park Hyatt Hotel located at 2151 Avenue of the Stars, Century City, California, 90067 on Tuesday, June 10, 1997 at 10:00 a.m., local time, for the following purposes:

     (1) to elect seven directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

     (2) to consider and vote upon proposed amendments to the Ticketmaster Stock Plan (as amended and restated); and

     (3) to transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on May 5, 1997 are entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. A complete list of the shareholders entitled to vote at the meeting will be subject to inspection by any shareholder at the Company's principal executive offices located at 8800 Sunset Boulevard, West Hollywood, California 90069, during ordinary business hours, for a period of ten days prior to the meeting. The Company's Board of Directors extends a cordial invitation to all shareholders to attend the meeting.

                                          By Order of the Board of Directors,

                                          /s/ FREDRIC D. ROSEN
                                          Fredric D. Rosen,
                                          President and Chief Executive Officer

West Hollywood, California
May 14, 1997

                             YOUR VOTE IS IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                            TICKETMASTER GROUP, INC.
                             8800 SUNSET BOULEVARD
                        WEST HOLLYWOOD, CALIFORNIA 90069

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 10, 1997

                            ------------------------

                                  INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of Ticketmaster Group, Inc., an Illinois corporation (the "Company" or "Ticketmaster"), for use at the Annual Meeting of Shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and at any postponements or adjournments thereof. The Company's principal executive offices are located at 8800 Sunset Boulevard, West Hollywood, California 90069, and its telephone number is (310) 360-6000. As used in this Proxy Statement, references to a "fiscal" year refer to the 12-month period ending on January 31 of each year (e.g., "fiscal 1997" shall mean the Company's fiscal year ended January 31, 1997). Shareholders of record at the close of business on May 5, 1997 are entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about May 14, 1997.

                                  THE MEETING

VOTING AT THE MEETING

     On May 5, 1997, there were 24,739,715 shares of common stock of the Company, no par value per share (the "Common Stock"), issued and outstanding. Each share of Common Stock issued and outstanding on May 5, 1997 entitles the holder thereof to one vote on all matters submitted to a vote of shareholders at the meeting.

     The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for (i) the election of directors, (ii) the approval of the proposed amendments to the Ticketmaster Stock Plan (as amended and restated) (the "Stock Plan"), and (iii) the taking of all other actions that may properly come before the meeting. Each of the directors, executive officers and greater than 10% beneficial owners of the Company, who beneficially own in the aggregate 61.3% of the issued and outstanding shares of Common Stock, has indicated his or its intent to vote FOR all nominees proposed for election to the Company's Board of Directors and FOR the approval of the proposed amendments to the Stock Plan.

PROXIES AND PROXY SOLICITATION

     All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted FOR the election of each nominee named below under "Election of Directors" and FOR each other proposal described herein submitted by the Board of Directors for a vote of the shareholders. If any other matters not described herein are properly presented at the meeting for action, which is not presently anticipated, the persons named in the enclosed proxy will vote all proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each shareholder who executes and returns a proxy may revoke the proxy at any time before it is voted at the meeting by timely submission, to the Assistant Secretary of the Company, of a written notice of revocation or a duly executed proxy bearing a later date. In addition, if a shareholder is present at the meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

     Proxies marked "ABSTAIN" or marked "WITHHOLD AUTHORITY" will be treated as shares present and entitled to vote, which will have the same effect as a vote against any matter submitted for a vote of the shareholders. If a broker indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those "non-voted" shares will be considered shares not present and, therefore, not entitled to vote on any such matter and will not affect the determination of the outcome of the vote on any such matter.

     The costs of soliciting proxies will be paid by the Company. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or other means of communication. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of May 5, 1997, the ownership of Common Stock by (i) each person who is known by the Company to own more than 5% of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing elsewhere herein, and (iv) all directors and executive officers of the Company as a group:

                                                       NUMBER OF SHARES          APPROXIMATE
        NAME AND ADDRESS(1)                          BENEFICIALLY OWNED(2)     PERCENT OF CLASS
        -------------------                          ---------------------     ----------------
        Paul G. Allen..............................        12,283,014                49.7%
        HG, Inc.(3)................................         2,544,526                10.3
        Fredric D. Rosen(4)(5).....................         1,471,129                 5.7
        New East Associates, LLC(6)................         1,862,069                 7.5
        Charles Evans Gerber(5)(7).................            30,000                  *
        David Liddle(5)............................            25,000                  *
        John A. Pritzker(5)(8).....................            30,000                  *
        William D. Savoy(5)........................            25,000                  *
        Terence M. Strom(5)........................            35,000                  *
        Ned S. Goldstein(5)........................            89,863                  *
        Peter B. Knepper(5)........................            89,863                  *
        Stuart W. DePina(5)........................             7,501                  *
        All officers and directors as a Group
          (12 persons)(5)..........................        14,128,036                53.8

---------------

 *  Represents beneficial ownership of less than 1%.

(1) Unless otherwise indicated, the address of each shareholder is in care of the Company, 8800 Sunset Boulevard, West Hollywood, California 90069.

(2) Unless otherwise indicated in the footnotes to this table, the Company believes the individuals named in this table have sole voting and investment power with respect to all shares of Common Stock reflected in this table.

(3) HG, Inc. is a Delaware corporation, the indirect beneficial owners of which are various trusts for the benefit of certain members of the Pritzker family. Excludes 23,438 shares owned by Rockwood & Co., a Delaware corporation, the common stock of which is indirectly owned by various other trusts for the benefit of certain members of the Pritzker family (see Note 7). As used herein, the "Pritzker family" refers to the lineal descendants of Nicholas
    J. Pritzker, deceased.

(4) Includes 50,000 shares owned by Mr. Rosen as trustee of trusts for the benefit of his minor children.

(5) Includes (i) 1,164,921, 89,863, 89,863 and 7,501 shares covered by options granted to Messrs. Rosen, Goldstein, Knepper and DePina, respectively, which are currently exercisable or exercisable within 60 days of the date hereof and (ii) 25,000 shares covered by options granted to each of Messrs. Gerber, Liddle, Pritzker, Savoy and Strom as director options under the Stock Plan, which are currently exercisable. Excludes (i) 166,419, 95,833, 95,833 and 37,499 shares covered by options granted to Messrs. Rosen, Goldstein, Knepper and DePina, respectively, which are not exercisable within 60 days of the date hereof and (ii) 528,918 shares covered by options granted to all officers and directors as a group which are not exercisable within 60 days of the date hereof.

(6) The address of New East Associates, LLC is in care of Mr. Herbert Simon, Simon DeBartolo Group, 115 West Washington, Indianapolis, Indiana 46204.

(7) Includes 3,000 shares owned by Mr. Gerber's wife and 2,000 shares held by a trust of which he is the beneficiary but holds no voting or investment power. Excludes shares owned by Rockwood & Co. A nominal indirect non-voting interest in Rockwood & Co. is owned by various trusts for the benefit of certain members of the Pritzker family, of which Mr. Gerber is a co-trustee.

(8) Does not include shares owned by HG, Inc. and Rockwood & Co.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     At the meeting, seven directors are to be elected to the Board of Directors, to hold office until the next Annual Meeting of Shareholders of the Company and until their respective successors are duly elected and qualified. The Board of Directors has nominated and it is the intention of the persons named in the enclosed proxy to vote FOR the election of each nominee named below, each of whom currently is serving as a director and has consented to continue serving as a director if re-elected. Each of the directors, executive officers and greater than 10% beneficial owners of the Company, who beneficially own in the aggregate 61.3% of the issued and outstanding shares of Common Stock, has indicated his or its intent to vote FOR all nominees proposed for election to the Company's Board of Directors.

INFORMATION CONCERNING THE NOMINEES FOR ELECTION AS DIRECTORS

     Information concerning the seven nominees for election as directors, including their principal occupations and employment, is set forth below.

     Paul G. Allen, 44, has served as a director and Chairman of the Board since December 1993. Mr. Allen has been a private investor for more than five years, with interests in a wide variety of companies, many of which focus on multimedia digital communications such as Asymetrix Corp. and Interval Research Corporation, of which Mr. Allen is the controlling shareholder and a director. In addition, Mr. Allen is the Chairman of the Board of Trail Blazers Inc. of the National Basketball Association and The Paul Allen Group, a venture capital firm. Mr. Allen currently serves as a director of Microsoft Corporation and also serves as a director of various private corporations.

     Fredric D. Rosen, 53, has served as a director since January 1988 (the date of formation), and was Chairman of the Board until December 1993. Mr. Rosen was the Chairman of the Board and Chief Executive Officer of Ticketmaster Corporation from September 1982 until December 1993, at which time he became President and Chief Executive Officer of the Company.

     Charles Evans Gerber, 55, served as a director of the Company from January 1993 through December 1993 and then was re-elected as a director in September 1994. Since February 1986, Mr. Gerber has been a senior partner at the law firm of Neal, Gerber & Eisenberg. Mr. Gerber is a director of Little City Foundation, a not-for-profit corporation, and various privately-held corporations.

     David E. Liddle, Ph.D., 52, has served as a director since September 1994. Mr. Liddle has served as Chief Executive Officer of Interval Research Corporation, a research and development company, since March 1992. From November 1991 until March 1992, Mr. Liddle was a Vice President of IBM Corporation. Mr. Liddle currently serves as a director of Sybase, Inc.

     John A. Pritzker, 43, has served as a director since July 1992. Since July 1988, Mr. Pritzker has served as the Chief Executive Officer of the Red Sail Companies which provide ad specialty and catalogue fulfillment services and operate water sports and retail facilities at resorts worldwide. Mr. Pritzker is a director of International Flight Technologies, Inc. and a trustee of the U.S. Ski Team Foundation, San Francisco Museum of Modern Art, San Francisco Day School and Children Now. Mr. Pritzker serves on the Board of Directors as the designee of certain shareholders of the Company pursuant to a right granted to those shareholders in an existing shareholders' agreement. See "Certain Transactions."

     William D. Savoy, 32, has served as a director since September 1994. Mr. Savoy has served as the President of Vulcan Northwest Inc., a venture capital firm, since January 1990. Mr. Savoy is a director of c/net, Inc., Harbinger Corporation, Telescan, Inc. and U.S. Satellite Broadcasting, Inc.

     Terence M. Strom, 53, has served as a director since September 1994. Since February 1997, Mr. Strom has served as a consultant to Egghead, Inc., a retail software reseller, and served as the President and Chief Executive Officer of Egghead, Inc. from June 1993 until February 1997. From July 1989 until June 1993, Mr. Strom was a Vice President -- Merchandising and Senior Vice President of Best Buy Company, Inc., a discount retail chain.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES THEREOF

     The Board of Directors has established an Audit Committee and a Compensation Committee. Each committee is composed of at least two "Non-Employee Directors" as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who together constitute a majority of each committee. The current members of the Audit Committee are Charles Evans Gerber, William D. Savoy and Terence M. Strom. The current members of the Compensation Committee are David E. Liddle, John A. Pritzker and William D. Savoy.

     The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls.

     The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all executive officers (consistent with the terms of all applicable employment agreements), review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and administer the Stock Plan and such other employee benefit plans as may be adopted by the Company from time to time.

     The Board of Directors may also establish other committees from time to time to assist in the discharge of its responsibilities.

     During fiscal 1997, the Board of Directors held five meetings and took action by written consent three times, the Audit Committee held no meetings (but subsequently held a meeting during the first quarter of fiscal 1998) and the Compensation Committee held one meeting and took action by written consent once. Each director attended or participated in at least 75% of the aggregate number of meetings held by the Board of Directors and the committees, if any, on which he served during fiscal 1997.

COMPENSATION OF DIRECTORS

     Prior to August 21, 1996, directors were not paid fees, but were reimbursed for travel expenses incurred in attending Board and committee meetings. On August 21, 1996, each director who was not an employee of the Company or the beneficial owner of 5% or more of the outstanding Common Stock was granted options to purchase 25,000 shares of Common Stock in consideration for services rendered through such date. In addition, commencing on August 21, 1996, each director who is not an employee of the Company or the beneficial owner of 5% or more of the outstanding Common Stock will be paid an annual fee of $6,000 payable in equal quarterly installments, and on the date of each scheduled annual meeting of the shareholders of the Company, commencing in 1997 and annually thereafter, each director will automatically be granted options to purchase 10,000 shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock (collectively, "insiders"), to file reports with the Securities and Exchange Commission (the "Commission") disclosing their ownership of Common Stock and changes in such ownership. The rules of the Commission require the insiders to provide the Company with copies of all Section 16(a) reports filed with the Commission.

     Based solely upon a review of copies of Section 16(a) reports received by the Company, and written representations, in certain instances, that no such reports were required to be filed with the Commission, the Company believes that its insiders have complied with all Section 16(a) filing requirements applicable to them since the Company's initial public offering in November 1996 (the "Initial Public Offering"), except that the insiders were two days late in filing their initial statements of beneficial ownership. The Company believes these late filings were a result of the Company's transition in 1996 from a private to a public company and the insiders' lack of timely information regarding their Section 16 reporting obligations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are David E. Liddle, John
A. Pritzker and William D. Savoy, none of whom is either a current or former officer or employee of the Company or any of the Company's subsidiaries. Certain other information with respect to Messrs. Liddle, Pritzker and Savoy is set forth below under "Certain Transactions."

                               EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

NAME                      AGE       POSITION
----                      ---       --------
Paul G. Allen(1)          44        Chairman of the Board
Fredric D. Rosen(1)       53        President and Chief Executive Officer
John J. Ruscin            46        Senior Executive Vice President
Ned S. Goldstein          42        Senior Vice President and General Counsel
Peter B. Knepper          48        Senior Vice President and Chief Financial Officer
Layne Leslie Britton      41        Executive Vice President
Stuart W. DePina          36        Vice President -- Finance and Treasurer

---------------

(1) See "Proposal 1: Election of Directors -- Information Concerning the Nominees for Election of Directors" above for biographical information concerning Messrs. Allen and Rosen.

     Information concerning the executive officers of the Company, including their principal occupations and employment, is set forth below:

     John J. Ruscin has served as Senior Executive Vice President of the Company and President and Chief Operating Officer of Ticketmaster Direct, Inc., a wholly-owned subsidiary of the Company, since March 1997 and, in addition, has served as a director of certain of the Company's subsidiaries from time to time. From November 1994 to March 1997, Mr. Ruscin served as President and Chief Executive Officer of the

CBS/FOX Company, a joint venture home entertainment company between CBS Inc. and Twentieth Century Fox Film Corp. From October 1992 to October 1994, Mr. Ruscin was Executive Vice President of Marketing and Distribution for Ticketmaster Corporation. From July 1987 until October 1992, Mr. Ruscin was Senior Vice President of Acquisitions for Twentieth Century Fox Film Corp.

     Ned S. Goldstein has served as a Senior Vice President of the Company since February 1995 and as General Counsel of the Company since January 1988. From January 1988 until January 1995, Mr. Goldstein also served as a Vice President of the Company. In addition, Mr. Goldstein has served as an executive officer of Ticketmaster Corporation since June 1987.

     Peter B. Knepper has served as a Senior Vice President of the Company since February 1995 and as Chief Financial Officer of the Company since May 1988. From May 1988 until November 1995, Mr. Knepper also served as Treasurer of the Company. In addition, Mr. Knepper has served as an executive officer of Ticketmaster Corporation since May 1988.

     Layne Leslie Britton has served as an Executive Vice President of the Company and as President and Chief Operating Officer of Ticketmaster Ventures, Inc., a wholly-owned subsidiary of the Company, since December 1996. From May 1987 to December 1996, Mr. Britton served as Vice President of Business Affairs of CBS Inc., an entertainment and broadcasting company.

     Stuart W. DePina has served as Vice President -- Finance and Treasurer of the Company since November 1995. From August 1984 to November 1995, Mr. DePina was employed by the public accounting firm of KPMG Peat Marwick, LLP serving in various capacities including, most recently, a partner.

     Officers are appointed by and serve at the discretion of the Board of Directors.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain summary information with respect to all compensation paid by the Company during the three fiscal years ended January 31, 1995, 1996 and 1997 to each of the Company's Chief Executive Officer and its three other most highly paid executive officers during fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                                                             ------------
                                                                                AWARDS
                                                                             ------------
                                                     ANNUAL COMPENSATION      SECURITIES
                NAME AND                  FISCAL   -----------------------    UNDERLYING     ALL OTHER
           PRINCIPAL POSITION              YEAR      SALARY       BONUS      OPTIONS/SARS   COMPENSATION
----------------------------------------  ------   ----------   ----------   ------------   ------------
Fredric D. Rosen........................   1997    $1,800,000   $2,248,000           --       $ 40,905(2)
  President & Chief                        1996     1,800,000      576,000           --         12,989
  Executive Officer                        1995     1,800,000    2,354,000           --          9,476

Ned S. Goldstein........................   1997       270,000      190,000      115,000          3,741(3)
  Senior Vice President                    1996       250,000      140,000           --          3,695
  and General Counsel                      1995       225,000      100,000       70,696          2,681

Peter B. Knepper........................   1997       285,000      195,000      115,000          4,207(4)
  Senior Vice President                    1996       275,000      140,000           --          3,706
  and Chief Financial Officer              1995       245,000      100,000       70,696          2,605

Stuart W. DePina(1).....................   1997       200,000       30,000       45,000            994(5)
  Vice President -- Finance and            1996        45,065        5,000           --            174
     Treasurer

---------------

(1) Mr. DePina became an executive officer of the Company in November 1995.

(2) Represents cash payments for life insurance premiums of $40,905.

(3) Includes $2,375 contributed by the Company to the 401K Plan and $1,366 for life insurance premiums.

(4) Includes $2,291 contributed by the Company to the 401K Plan and $1,916 for life insurance premiums.

(5) Represents cash payments for life insurance premiums of $994.

                          OPTION GRANTS IN FISCAL 1997

                                                                           POTENTIAL REALIZABLE
                                    PERCENTAGE                                     VALUE
                       NUMBER OF     OF TOTAL                             AT ASSUMED ANNUAL RATES
                         SHARES      OPTIONS                                  OF STOCK PRICE
                       UNDERLYING   GRANTED TO                                 APPRECIATION
                        OPTIONS     EMPLOYEES    EXERCISE                   FOR OPTION TERM (1)
                        GRANTED     IN FISCAL    PRICE PER   EXPIRATION   -----------------------
     NAME                 (#)          YEAR        SHARE        DATE          5%          10%
---------------------  ----------   ----------   ---------   ----------   ----------   ----------
Fredric D. Rosen.....         --         --            --            --           --           --
Ned S. Goldstein.....    115,000        4.1%      $ 14.50      10/21/06   $1,048,682   $2,657,566
Peter B. Knepper.....    115,000        4.1         14.50      10/21/06    1,048,682    2,657,566
Stuart W. DePina.....     45,000        1.6         14.50      10/21/06      410,354    1,039,917

---------------

(1) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the Commission and are not intended to forecast future appreciation of Ticketmaster Common Stock.

                     FISCAL YEAR-END OPTIONS/SAR VALUES(1)

                              NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                       UNDERLYING UNEXERCISED OPTIONS/SARS     IN-THE-MONEY OPTIONS/SARS
                               AT FISCAL YEAR-END                 AT FISCAL YEAR-END
                       -----------------------------------     -------------------------
                                  EXERCISABLE/                       EXERCISABLE/
      NAME                       UNEXERCISABLE                      UNEXERCISABLE
---------------------  -----------------------------------     -------------------------
Fredric D. Rosen.....          1,026,241 / 305,099                    $0/$0
Ned S. Goldstein.....             70,696 / 115,000                     0/ 0
Peter B. Knepper.....             70,696 / 115,000                     0/ 0
Stuart W. DePina.....                  0 / 45,000                      0/ 0

---------------

(1) None of the named executive officers of the Company exercised options or SARs during the last completed fiscal year. Accordingly, columns in this table pertaining to the exercise of options/SARs have been omitted.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement, dated as of December 15, 1993, with Fredric D. Rosen for an initial term ending on January 31, 1999. The Company and Mr. Rosen have agreed that they will negotiate a three-year extension to the employment agreement during the last year of the initial term upon terms and conditions no less favorable to Mr. Rosen than the terms and conditions applicable during the last year of the initial term, unless either party gives notice to the other of its or his desire not to extend the term of the employment agreement. Pursuant to the employment agreement, Mr. Rosen is entitled to receive an annual base salary in the amount of $1.8 million increasing to $2.1 million and $2.3 million, respectively, during the fourth and fifth years of the initial term. Mr. Rosen is also entitled to receive an annual performance bonus in an amount equal to a percentage (15% for fiscal 1995, 12.5% for fiscal 1996 and 10% for all subsequent years) of the excess, if any, of the Company's consolidated earnings before interest, taxes, depreciation and amortization, with certain adjustments ("Adjusted EBITDA"), for the relevant year over (i) for fiscal 1995, Adjusted EBITDA for fiscal 1994; (ii) for fiscal 1996, the average of Adjusted EBITDA for fiscal 1994 and 1995; and (iii) for all subsequent years, the average of Adjusted EBITDA for the three prior fiscal years. The annual performance bonus is subject to a cap of 50% of the base salary for the relevant year if the increase in Adjusted EBITDA for such year does not exceed specified percentages ranging from 12.5% to 15%. The Company shall also pay Mr. Rosen such other bonuses as may be granted by the

Company's Board of Directors in its discretion. The employment agreement also entitles Mr. Rosen to participate in benefit programs, to receive full reimbursement of medical expenses and to receive a $10 million life insurance policy payable to Mr. Rosen's estate or named beneficiaries. Pursuant to the employment agreement, the Company has granted Mr. Rosen options to purchase 1,331,340 shares of Common Stock at an exercise price of $14.14 per share, 25% of which vested on the grant date and 75% of which vest monthly on a pro rata basis over a 36-month period beginning January 1, 1995. If requested by Mr. Rosen, the Company will loan Mr. Rosen the amount necessary to purchase the shares of Common Stock issuable upon exercise of the options, together with the amount necessary to pay all Federal and state income taxes thereon. In addition, Mr. Rosen is prohibited from competing with the Company, subject to certain exceptions, or soliciting the employment of any employee of the Company or any customer of the Company for a period of two years after termination of Mr. Rosen's employment with the Company.

     The employment agreement provides that if Mr. Rosen's employment by the Company is terminated by virtue of Mr. Rosen's death, the Company shall pay to Mr. Rosen's estate or designee in a lump sum an amount equal to what would have been his annual base salary for the one-year period following such termination, plus any annual performance bonus amounts, annual base salary and benefits accrued up to the date of termination. In the event Mr. Rosen's employment by the Company is terminated by reason of disability, the Company shall pay to Mr. Rosen an amount equal to what would have been his annual base salary for the two-year period following such termination and all annual performance bonus amounts accrued up to the date of termination, and the Company will for a two-year period continue to provide, subject to certain conditions, those benefit plans (including life insurance) in effect immediately prior to such termination. If the Company terminates Mr. Rosen's employment for good reason (which includes a determination by the Board of Directors that Mr. Rosen has failed to perform his duties), the Company shall pay to Mr. Rosen in a lump sum an amount equal to what would have been his annual base salary and amounts payable under benefit plans for the two-year period following such termination, plus an amount equal to annual performance bonuses, annual base salary and benefits accrued up to such termination. If Mr. Rosen terminates his employment for good reason at any time, the Company shall pay him the amounts described in the immediately preceding sentence over the two-year period following termination. The Company is also required to gross-up the payments made to Mr. Rosen for any excise taxes which he may incur as a result of receiving payments from the Company in connection with a change of control. In the event the Company terminates Mr. Rosen's employment for any reason, the Company is obligated to repurchase from Mr. Rosen 306,208 shares of Common Stock at a purchase price to be determined in the manner set forth in the Shareholders Agreement described below, but in no event for less than $4.3 million. See "Certain Transactions."

     The Company entered into employment agreements with Ned S. Goldstein and Peter B. Knepper (as of February 1, 1994) and Stuart W. DePina (as of November 1, 1995), all of which will expire on January 31, 1999 and all of which provide for negotiation of an extension of the initial term during the last year of the initial term. Each executive is entitled to receive an annual base salary amount ranging from $225,000 to $300,000 in the case of Mr. Goldstein, $245,000 to $310,000 in the case of Mr. Knepper and $200,000 to $240,000 in the case of Mr. DePina. Each executive is also entitled to receive an annual performance bonus in an amount determined by the Board of Directors of the Company; provided, however, that the amount of such bonus for any full contract year shall not be less than $50,000 in the case of each of Mr. Goldstein and Mr. Knepper and $20,000 in the case of Mr. DePina. The employment agreements also entitle the executives to participate in benefit programs, to receive life insurance policies ($3,000,000 in the case of Messrs. Goldstein and Knepper and $750,000 in the case of Mr. DePina) payable to their estates or named beneficiaries. Pursuant to the employment agreements (except for Mr. DePina's), the Company has granted options to purchase shares of Common Stock (70,696 shares in the case of each of Messrs. Goldstein and Knepper) at an exercise price of $14.14 per share, vesting over a 36-month period, in each case under the Company's Stock Plan. In addition, the executives are prohibited from competing with the Company (subject to certain exceptions) or soliciting the employment of any employee of the Company or any customer of the Company for a period of two years after termination of their employment with the Company. Pursuant to the employment agreements, each executive agrees to serve without further compensation as an officer or a director of any of the Company's domestic and foreign subsidiaries and affiliates if elected or appointed thereto.

     If the Company terminates the employment of any of the persons named in the immediately preceding paragraph for any reason other than for cause, death or disability, the Company shall pay to such executive his annual base salary and minimum annual performance bonus for the remainder of the term of the employment agreement, subject to certain mitigation and other requirements. For a two-year period following termination of employment for any reason other than the executive's death, the executive shall be available to the Company as a consultant. In consideration for such consulting services (and agreements not to compete and solicit employees and customers) the executives will receive annual compensation of $30,000 in the case of each of Messrs. Goldstein and Knepper and $10,000 in the case of Mr. DePina.

CERTAIN TRANSACTIONS

     In addition to the transactions described under "Employment Agreements," above, the Company has had during its last fiscal year, or contemplates having, the transactions described below.

     On December 15, 1993, the Company issued 12,233,014 shares of Common Stock to Paul G. Allen for $173 million in cash. On December 15, 1993, the Company also acquired all shares of capital stock of the Company's subsidiary, TM Movie Tix, Inc., held by Fredric D. Rosen and the Rosen Family Foundation (who owned, in the aggregate, a 20% interest in such entity), for an aggregate cash purchase price of $6.3 million and 306,208 shares of Common Stock.

     Concurrently with the sale of 12,233,014 shares of Common Stock by the Company to Mr. Allen, the shareholders listed in the table under "Security Ownership of Certain Beneficial Owners and Management," above, exclusive of New East Associates, LLC (the "Original Shareholders"), entered into a shareholders agreement (the "Shareholders Agreement") on December 15, 1993. The Shareholders Agreement, among other things, (i) grants the Original Shareholders (other than Mr. Allen) as a group the right to designate one member for election to the Company's Board of Directors, subject to the approval of Mr. Allen, which approval will not be reasonably withheld or delayed, (ii) restricts the ability of Mr. Allen to transfer shares of Common Stock owned by him other than pursuant to transfers to relatives, affiliates, charities and other shareholders, pledges and sales pursuant to Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act") or a public offering ("Exempt Transfers"), (iii) restricts the ability of the Original Shareholders (other than Mr. Allen) to sell shares of Common Stock owned by them in a public offering unless such Original Shareholders shall have afforded Mr. Allen the right of first refusal to acquire such shares, (iv) affords the Original Shareholders (other than Mr. Allen) the right to participate in any sale of shares of Common Stock by Mr. Allen, other than the sale of shares of Common Stock by Mr. Allen pursuant to Exempt Transfers, (v) affords Mr. Allen the right to cause the Original Shareholders (other than Mr. Allen) to sell their shares of Common Stock to a bona fide unaffiliated third person to whom Mr. Allen has agreed to sell shares of Common Stock where such sale results in Mr. Allen owning less than 50% of the outstanding Common Stock of the Company, and (vi) requires Mr. Allen to engage in any business that would otherwise be competitive with the Company (subject to certain exceptions) through the Company. With respect to Mr. Allen's right of first refusal to purchase shares of Common Stock in a transaction of the type described in clause (iii) above, the purchase price for the purchased shares shall be (if the Company's Common Stock is then publicly traded) a price equal to the average of the closing prices for such stock during a specified ten-business-day period. The Shareholders Agreement shall terminate upon the voluntary agreement of all the parties thereto or at such time as the Original Shareholders (other than Mr. Allen) collectively own less than 10% of the Common Stock of the Company outstanding as of December 15, 1993. The Shareholders Agreement shall also terminate as to any Original Shareholder when such shareholder owns less than 1% of the Common Stock of the Company outstanding as of December 15, 1993.

     Concurrently with the execution of the Shareholders Agreement, the Company also entered into a Registration Rights Agreement with Mr. Allen and a Registration and Exchange Rights Agreement with the Original Shareholders other than Mr. Allen pursuant to which they are granted rights to require the Company, subject to certain qualifications, to effect the registration under the Securities Act of all or a specified number of their shares of Common Stock or have such shares included in a registration statement filed with respect to the offering of Common Stock by the Company or any other shareholder. The Company has agreed to bear all expenses relative to such registrations, except fees and expenses of any counsel for the selling shareholders and the underwriters' commissions. The Original Shareholders (other than Mr. Allen), on the one hand, and Mr. Allen, on the other hand, shall have no further rights under such Registration Rights Agreement or such Registration and Exchange Rights Agreement, as applicable, at any time after either of them fails to own at least 5% of the Common Stock of the Company outstanding as of December 15, 1993.

     On November 18, 1994, Paul G. Allen entered into a Third Party Pledge Agreement whereby Mr. Allen agreed to secure the Company's payment obligations with respect to a Term Loan under the Credit Agreement by granting the lenders thereunder a security interest in shares of publicly traded common stock and/or investment grade bonds owned by Mr. Allen having an aggregate market value equal to no less than $90 million or such amount as will cause the ratio of the outstanding principal amount of the Term Loan to such stock and bonds to equal no more than 83.33%. No consideration was paid to Mr. Allen in connection with his entering into the Third Party Pledge Agreement. Concurrent with the Company's completion of the Initial Public Offering, Mr. Allen was released from his obligation under the Third Party Pledge Agreement.

     Pursuant to a Development and Services Agreement dated as of June 28, 1996 (the "Starwave Agreement"), Ticketmaster Multimedia Holdings, Inc. ("TMHI"), a wholly-owned subsidiary of the Company, retained Starwave Corp. ("Starwave"), an affiliate of Mr. Allen, to provide consulting, creative, writing, design and computer programming services in connection with the development of Ticketmaster branded Web sites and web pages available for informational and retail sales purposes on the World Wide Web portion of the Internet. In consideration of the services provided by Starwave under the Starwave Agreement, TMHI has agreed that during the seven-year period beginning with the first commercial online transaction consummated through the Ticketmaster retail Web site, Ticketmaster will compensate Starwave as follows: (i) royalty payments of 5% of gross service charge revenues received by Ticketmaster from consumers in connection with online sales of tickets on the Ticketmaster retail Web site, less certain enumerated deductions, (ii) royalty payments of 10% of the net profits of Ticketmaster derived directly from the online sale of merchandise to consumers through the Ticketmaster retail Web site and (iii) royalty payments of 20% of the service charges, not to exceed $0.75 per ticket, for all tickets to sporting events sold online in Starwave's web site. Ticketmaster has further agreed to pay Starwave a minimum annual royalty of $100,000 (prorated for 1996), which amount is credited against amounts otherwise payable to Starwave pursuant to clauses (i) and (ii). Payments under the Starwave Agreement during fiscal 1997 aggregated approximately $50,000. During fiscal 1998, TMHI anticipates making payments of approximately $100,000 to Starwave. The Board of Directors of the Company has determined that the terms of the Starwave Agreement are fair and in the best interests of the Company and its shareholders.

     From time to time, the Company purchases products from Red Sail Merchandising ("Red Sail"). Red Sail is indirectly owned by various trusts for the benefit of certain members of the Pritzker family, including John A. Pritzker, a director of the Company. During fiscal 1997, purchases from Red Sail aggregated approximately $200,000. It is anticipated that purchases from Red Sail during fiscal 1998 will be less than $100,000. The Company believes that all purchases from Red Sail are upon terms no less favorable to the Company than could be obtained from third parties.

     In addition, trusts for the benefit of certain members of the Pritzker family, including John A. Pritzker, a director of the Company, beneficially own a one-third equity interest in Spectacor Management Group ("Spectacor"), a venue management company, and have two designees on Spectacor's Management Committee. During fiscal 1997, the Company derived revenues of approximately $9.2 million from contracts with certain venues under Spectacor's management. During fiscal 1998, revenues attributable to venues under Spectacor's management are anticipated to be approximately $11.0 million. The Company believes that its contracts with Spectacor-managed venues are upon terms no less favorable to the Company than similar contracts with third parties.

     During fiscal 1996, the Company made an interest-free loan maturing January 10, 1997 in the amount of $75,000 to Ned S. Goldstein, an officer of the Company. In January 1997, Mr. Goldstein repaid the loan in full.

     On April 28, 1997, Ticketmaster Corporation filed a complaint against Microsoft Corporation ("Microsoft"), of which Mr. Allen is a 9.0% shareholder, in the United States District Court for the Central District of California. Ticketmaster Corporation alleges that Microsoft wrongfully appropriated and misused Ticketmaster's world wide web site by unlawfully linking its own web site to and associating it with the Ticketmaster web site. Ticketmaster Corporation seeks declaratory judgment in its favor, seeks to permanently enjoin Microsoft from making any commercial use of Ticketmaster's web site and seeks unspecified damages.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the report presented below and the Performance Graph, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

                           REPORT OF THE COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. Included in the functions of the Compensation Committee are review and approval of base annual salaries and annual bonuses for all executive officers (consistent with the terms of all applicable employment agreements), and administration of the Stock Plan and such other employee benefit plans as may be adopted by the Company from time to time.

GENERAL COMPENSATION POLICIES

     The Company's compensation program for executive officers currently consists, in general, of three principal components: a base annual salary, a performance-based annual bonus and periodic grants of stock options. The Compensation Committee believes that this approach best serves the interests of shareholders by enabling the Company to structure compensation in a manner necessary to attract and retain executives in a highly competitive environment, while ensuring that the Company's executives are compensated in a manner that advances both the short-term and long-term interests of shareholders. Accordingly, compensation for executives involves a high proportion of pay which is at risk: the variable annual bonus (which permits individual performance to be recognized on an annual basis, and which is based, in significant part, on either specified formulas or an evaluation of the contribution made by the executive to Company performance) and stock options (which create a direct link between the executive's long-term remuneration and stock price appreciation realized by the Company's shareholders).

     The Compensation Committee believes that it is important that the executive officers of the Company hold equity positions in the Company. Stock option grants to executives permit them to hold equity interests at more meaningful levels than they could through other alternatives, such as stock purchase arrangements. Accordingly, while the Compensation Committee is conscious of the dilutive effects of stock options on shareholders, it believes that stock option grants at reasonable levels are an important component of executive compensation. In addition, because of the nature of the Company's operations, the Company's management believes, and the Compensation Committee agrees, that it is important that stock options be granted to a broad range of employees so that the long-term interests of its executives and other employees are aligned with those of its shareholders.

CHIEF EXECUTIVE OFFICER COMPENSATION

     As Chief Executive Officer, Mr. Rosen was compensated during fiscal 1997 in accordance with his employment agreement described under "Executive
Compensation -- Employment Agreements," above. Pursuant to his employment agreement, Mr. Rosen was entitled to receive an annual base salary in the amount of $1.8 million during fiscal 1997, which is the same annual base salary that he was entitled to receive during fiscal 1995 and fiscal 1996. The Compensation Committee believes that Mr. Rosen's base annual salary fairly reflects his tenure, experience and responsibilities and the Company's historic operating performance. Mr. Rosen's total compensation under his employment agreement was, and will be, substantially related to the Company's performance because it provides for an annual performance bonus in an amount calculated as a percentage of the excess of the Company's Adjusted EBIDTA for each fiscal year over the average of Adjusted EBIDTA for specified prior fiscal years. Although Mr. Rosen may also be granted such other bonuses as the Company's Compensation Committee determines in its discretion, Mr. Rosen's bonus for fiscal 1997 was comprised solely of amounts calculated pursuant to the contractual formula. In addition, although Mr. Rosen is entitled to participate in the Stock Plan, no stock options were awarded to him during fiscal 1997. Mr. Rosen's employment agreement provides that Mr. Rosen and the Company will negotiate a three-year extension during fiscal 1999 upon terms and conditions no less favorable to Mr. Rosen than the terms and conditions applicable during fiscal 1999, unless either party gives notice to the other of its or his desire not to extend the term of the employment agreement.

OTHER EXECUTIVE OFFICERS OF THE COMPANY

     The base annual salaries and performance-based annual bonuses of the other executive officers of the Company are determined in accordance with their respective employment agreements. See "Executive Compensation -- Employment Agreements," above. The Compensation Committee is authorized to determine the actual amount of bonuses (subject to specified minimums) based upon such guidelines and factual circumstances as the Compensation Committee deems relevant, including the operating results of the Company during the applicable fiscal year, the importance of the efforts of the executives in achieving such operating results and the achievement by the Company and/or executives of performance goals, if any, previously established by the Board of Directors for such fiscal year. The executives are also entitled to participate in the Stock Plan. Among the factors considered by the Compensation Committee in establishing the amount of bonuses and stock option awards to executives were the recommendations of the Chief Executive Officer. The Compensation Committee believes that the total compensation paid to each executive during fiscal 1997, inclusive of bonus and stock option awards, reflects that executive's individual contributions and achievements during such fiscal year and the long-term potential of the Company, or was necessary to attract an executive to initiate and/or operate a business unit.

INTERNAL REVENUE CODE SEC.162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the corporation's chief executive officer and four other most highly compensated executive officers in service at the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure compensation amounts and plans that meet the requirements for deductibility, although the Compensation Committee also reserves the authority to award non-deductible compensation in such circumstances as they deem appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

                                  MEMBERS OF THE COMPENSATION COMMITTEE

                                  David E. Liddle (Chairman)
                                  John A. Pritzker
                                  William D. Savoy

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Common Stock since consummation of the Company's Initial Public Offering in November 1996 with the cumulative total return of the Nasdaq Total Return Index
(US) and of a peer group index over the same period (assuming the investment on November 19, 1996 of $100 in each of the Company's Common Stock, the Nasdaq Total Return Index (US) and the peer group and the reinvestment of dividends, if any). The Company does not believe that the stock price performance shown on the graph below is necessarily indicative of future price performance.

     Because the Company is involved in a wide variety of services, no published peer group accurately mirrors the Company's businesses or weighs those businesses to match their relative contributions to the Company's overall performance. Accordingly, the Company has created a special peer group index that includes companies in the principal lines of businesses in which the Company does business. The common stock of the following companies have been included in the peer group index: APAC TeleServices, Inc., Automatic Data Processing, First Data Corp., Fiserv, Inc., ICT Group, Inc., National Data Corp., Precision Response Corp., Shop at Home, Inc., Sitel Corporation, TeleTech Holdings, Inc., Total System Services, Inc., and ValueVision International, Inc. The peer group weighs the constituent companies' stock performance on the basis of market capitalization, measured at the beginning of each relevant time period.

        Measurement Period             Ticketmaster        NASDAQ Total
      (Fiscal Year Covered)             Group Inc.          Return (US)      Peer Group Index
11/19/96                                    100                 100                 100
1/31/97                                     100                 110                  92

              PROPOSAL 2: APPROVAL OF AMENDMENTS TO THE STOCK PLAN

     General. The Stock Plan was initially adopted by the Company in 1994 and was amended and restated on August 21, 1996. The Stock Plan provides for the issuance of up to 3,250,000 shares of Common Stock to employees, directors and officers of, and consultants to, the Company and permits the Company to grant
(i) Common Stock subject to transfer restrictions ("Restricted Stock"), (ii) incentive stock options ("ISOs") within the meaning of Section 422 of the Code,
(iii) non-qualified stock options ("NSOs") ("ISOs" and "NSOs," individually, or collectively, "Options"), (iv) stock appreciation rights ("SARs"), and (v) phantom stock awards.

     The Board of Directors has determined that it is in the best interests of the Company to amend the Stock Plan (i) by increasing the number of authorized shares thereunder from 3,250,000 shares to 3,750,000 shares and (ii) to comply with certain recently enacted technical changes to Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder. At this time, the Board of Directors is not considering any other amendment or modification to the Stock Plan, whether or not such amendment or modification would require shareholder approval.

     As of May 5, 1997, approximately 220,000 shares of Common Stock were available under the Stock Plan for future awards. The Board of Directors believes that the number of shares remaining available under the Stock Plan for future awards will be insufficient to achieve the purpose of the Stock Plan, as stated below, unless the amendment to increase the number of authorized shares under the Stock Plan is approved. If such amendment is approved, the number of shares of Common Stock available for future grants will be approximately 720,000.

     Following is a brief description of the material features of the Stock Plan as it will exist after the amendments set forth above.

     Purpose. The purpose of the Stock Plan is to foster the interests of the Company and its shareholders by enabling employees, directors and officers of, and consultants to, the Company to acquire a proprietary interest in the Company and to provide an additional incentive for such persons to promote the success of the Company's business.

     Administration. The Stock Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which selects the persons who will receive grants of awards under the Stock Plan. The Committee is comprised of two or more outside directors who are "non-employee directors" as determined under Rule 16b-3(b)(3)(i) of the Exchange Act. The Board appoints the members of the Committee, fills vacancies on the Committee and has the power to replace members of the Committee with other eligible persons at any time. The Committee is authorized to make grants under the Stock Plan, to determine the terms and conditions thereof and to otherwise administer and interpret the Stock Plan.

     Eligibility. Employees, directors and officers of, and consultants to, the Company and its subsidiaries are eligible to participate in the Stock Plan and receive grants of awards thereunder. The selection of employees who will receive grants under the Stock Plan (the "Participants") is in the sole discretion of the Committee. The aggregate number of shares of Common Stock that may be issued under Options, as restricted stock or upon which SARs or phantom stock may be awarded to any Participant may not exceed 500,000.

     Exercise Price of Options. The exercise price of any Option granted under the Stock Plan is set in each case by the Committee; however, the exercise price of any ISO may not be less than 100% of the fair market value of the shares of Common Stock subject to the ISO on the date of grant (110% if the ISO is granted to a greater than 10% shareholder of the Company).

     Terms of Options. ISOs granted under the Stock Plan expire upon the earlier to occur of (i) the date on which the Option is forfeited under the terms of the Stock Plan due to termination of employment (e.g., 100% forfeiture if a Participant's relationship with the Company is terminated for Cause (as that term is defined in the Stock Plan)); (ii) ten years from the Option Date (as that term is defined in the Stock Plan) (five years if the ISO is granted to a greater than 10% shareholder of the Company), (iii) three months after the Participant's termination of employment for any reason other than death, or (iv) six months after the

Participant's death. The duration of NSOs granted under the Stock Plan are identical to those of ISOs except that NSOs do not automatically expire ten years after the Option Date.

     Exercise of Awards. Unless the Committee establishes a different vesting schedule and except with respect to the automatic director Options discussed below, Options, Restricted Stock, SARs and phantom stock granted or awarded under the Stock Plan shall become 25% vested after 12 months from the grant or award date, and shall vest monthly pro rata over a period of 36 months thereafter. Notwithstanding the foregoing, upon a Change in Control (as that term is defined in the Stock Plan) all Options, Restricted Stock, SARs and phantom stock shall become 100% vested and immediately exercisable. If a Participant's employment with the Company, membership on the Board of Directors or retention as a consultant terminates, all unvested grants and awards are forfeited. Under the Stock Plan, upon the exercise of an Option, the optionee may make payment either in cash, with shares of Common Stock having an aggregate fair market value on the date of delivery equal to the exercise price, or by delivery of an irrevocable commitment to use the proceeds of the sale of stock acquired from exercise of the option. No Common Stock may be delivered upon the exercise of an Option until full payment has been made for such shares.

     Director Options. Each director who is not an employee of the Company or the beneficial owner of 5% or more of the outstanding Common Stock and who was a director of the Company on August 21, 1996 shall automatically be granted as of that date NSOs to purchase 25,000 shares of Common Stock at an exercise price per share of $14.50. In addition, commencing with the date of the annual meeting of the shareholders of the Company scheduled to be held in 1997, and annually thereafter, each director who is not an employee of the Company or the beneficial owner of 5% or more of the outstanding Common Stock shall automatically be granted NSOs to purchase 10,000 shares of Common Stock at an exercise price per share equal to the fair market value of the shares of Common Stock on the Option Date. Each automatic director NSO shall be 100% vested as of the Option Date; provided, however, that such NSO may not be exercised at any time prior to six months after the Option Date. Automatic director NSOs shall expire ten years from the Option Date.

     Stock Appreciation Rights (SARs). Under the terms of the Stock Plan, the Committee may, in its discretion, grant naked SARs and/or tandem SARs to eligible Participants. A tandem SAR is an SAR that is granted in connection with an Option and is exercisable only if the fair market value of the Company's Common Stock on the date of surrender exceeds the Option Price of the related ISO or the fair market value of the Common Stock on the Option Date in the case of an NSO, and only to the extent that the related NSO or ISO is exercisable. A Participant who elects to exercise a tandem SAR may surrender the exercisable portion of related Options in exchange for a number of shares of Common Stock determined by a formula in the Stock Plan. A naked SAR is similar to a tandem SAR but it is not granted in connection with an underlying Option and its terms are governed by the Participant's SAR agreement.

     Phantom Stock. Under the Stock Plan, the Committee may, in its discretion, award phantom stock to eligible Participants and, in connection therewith, grant the Participant the right to receive payments equal to dividends paid on the Common Stock to which the phantom stock relates. Subject to certain terms and limitations, an award of phantom stock entitles the Participant to surrender all or part of the vested portion of such stock and to receive from the Company the fair market value on the date of surrender of the Common Stock to which the phantom stock relates.

     Restricted Stock. In addition to Options, SARs and phantom stock, the Committee may, in its discretion, make awards of Restricted Stock to eligible Participants under the Stock Plan. A Participant may not sell or transfer shares of Restricted Stock awarded under the Stock Plan and the shares are subject to forfeiture in the event of the termination of the Participant's employment with the Company or membership on the Board of Directors prior to the vesting thereof. Notwithstanding the transfer restrictions, the holder of Restricted Stock has the right to vote his or her shares of Restricted Stock and to receive dividends in the same amount as dividends paid on non-restricted shares of Common Stock.

     Miscellaneous. The Stock Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     Tax Consequences. The following is a brief summary of the principal anticipated federal income tax consequences of grants under the Stock Plan to Participants and the Company. This summary is not intended to be exhaustive and does not describe all federal, state or local tax laws.

     Options. ISOs are intended to meet the requirements of Section 422 of the Code. The fair market value of shares of Common Stock for which any optionee may be granted ISOs which are exercisable for the first time during any year may not exceed $100,000. No income results to the holder of an ISO upon the grant of the option or issuance of shares of Common Stock. The amount realized on the sale or taxable exchange of such shares of Common Stock in excess of the option price will be considered a capital gain, except that, if a disposition occurs within one year after exercise of the ISO or two years after the grant of the ISO, the optionee will realize compensation (and, subject to the discussion of Section 162(m) of the Code below, the Company may have a deduction), for federal income tax purposes, on the amount by which the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on the sale of the shares of Common Stock exceeds the option price.

     No income results to the holder of an NSO upon the grant of the option. In connection with the exercise of an NSO, an optionee will generally realize compensation (and, subject to the discussion of Section 162(m) of the Code below, the Company may have a deduction), for federal income tax purposes, on the difference between the option price and the fair market value of the shares of Common Stock acquired.

     Stock Appreciation Rights. The grant of an SAR should not give rise to federal income tax consequences to the Participant or the Company. In the case of an SAR that becomes exercisable (as opposed to an SAR that merely matures and is paid out), exercisability alone should not give rise to federal income tax consequences. Moreover, appreciation in the underlying stock, either before or after the SAR becomes exercisable, should not trigger tax prior to payout. When the holder of an SAR exercises the SAR or otherwise receives the payout, the holder recognizes ordinary income (and, subject to the discussion of Section 162(m) of the Code below, the Company may have a deduction), subject to withholding, in the amount of the payout. To the extent the payout is made in shares of Common Stock, the holder's income is measured by the then fair market value of the shares of Common Stock. The Company will be entitled to withhold taxes on the value of the payout of an SAR. If the payout is made in shares of Common Stock, satisfaction of the withholding may be accomplished by reducing the number of shares of Common Stock to be issued to the employee.

     Restricted Stock. Generally, a Participant will not recognize income and the Company will not be entitled to a deduction with respect to an award of Restricted Stock until the first to occur of the vesting or the free transferability of such shares. The amount to be included in the Participant's income (and, subject to the discussion of Section 162(m) of the Code below, which may be deductible by the Company) will equal the fair market value of the Restricted Stock on the first day it is freely transferable or vested, not when it is first issued to a Participant, over the amount, if any, paid for such stock. The Company will be entitled to withhold tax from a Participant's salary or from the shares that are no longer subject to restriction in order to satisfy any tax withholding obligation arising from the taxability of the Restricted Stock.

     A Participant receiving Restricted Stock can elect to include the value of the Restricted Stock, over the amount, if any, paid for such stock, in income at the time it is awarded by making a "Section 83(b) Election" within 30 days after the Restricted Stock is transferred to the Participant.

     Phantom Stock. The grant of phantom stock should not give rise to federal income tax consequences to the Participant or the Company. In the case of a holding of phantom stock which the Participant can compel the Company to redeem (as opposed to phantom stock that merely matures and is paid out), the ability to compel redemption alone should not give rise to federal income tax consequences. Moreover, appreciation in the underlying stock, either before or after the phantom stock becomes redeemable, should not trigger tax consequences to the holder prior to payout. When the holder of phantom stock causes the phantom stock to be redeemed or otherwise receives the payout, the holder will realize ordinary income (and, subject to the discussion of Section 162(m) of the Code below, the Company may have a deduction) subject to withholding, in the amount of the payout. To the extent the payout is made in shares of Common Stock, the holder's income is measured by the then fair market value of the shares of Common Stock. The Company will be entitled to withhold taxes on the value of the payout of phantom stock. If the payout is made in shares of

Common Stock, satisfaction of the withholding may be accomplished by reducing the number of shares to be issued to the Participant.

     Section 162(m). Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. The restrictions on deductibility under Section 162(m) of the Code do not apply to certain performance based compensation. Grants under the Stock Plan are intended to satisfy the requirements for deductible compensation under Section 162(m) of the Code. However, due to various factors, not all grants under the Stock Plan may be deductible under Section 162(m) of the Code.

     Stock Plan Benefits. The following table lists all the Options that have been granted under the Stock Plan as of May 5, 1997 to (i) the persons named in the Summary Compensation Table, (ii) all executive officers of the Company as a group, (iii) all directors of the Company, other than those who are executive officers, as a group, and (iv) all employees of the Company, excluding executive officers, as a group.

                                                                             STOCK PLAN
                                                                -------------------------------------
                                                                 NUMBER OF SHARES        PER SHARE
                      NAME AND POSITION                         UNDERLYING OPTIONS     EXERCISE PRICE
--------------------------------------------------------------  ------------------     --------------
Fredric D. Rosen..............................................              --                 --
  President and Chief Executive Officer
Ned S. Goldstein..............................................          70,696             $14.14
  Senior Vice President and General Counsel...................         115,000              14.50
Peter B. Knepper..............................................          70,696              14.14
  Senior Vice President and Chief Financial Officer...........         115,000              14.50
Stuart W. DePina..............................................          45,000              14.50
  Vice President -- Finance and Treasurer
All executive officers as a group (seven persons).............         141,392              14.14
                                                                       450,000              14.50
All directors, excluding executive officers, as a group (five
  persons)....................................................         125,000              14.50
All employees, excluding executive officers, as a group
  (approximately 980 persons).................................         123,719              14.14
                                                                     2,226,700              14.50

---------------

* Although no awards have been made to Mr. Rosen under the Stock Plan, the Company has granted Mr. Rosen options to acquire 1,331,340 shares of Common Stock. See "Executive Compensation -- Employment Agreements."

     The Board of Directors recommends a vote FOR the approval of the proposed amendments to the Stock Plan.

                              INDEPENDENT AUDITORS

     During fiscal 1997, KPMG Peat Marwick, LLP served as the Company's independent auditors and in that capacity rendered its report on the Company's consolidated financial statements as of and for the fiscal year ended January 31, 1997. The Audit Committee annually reviews the selection of the Company's independent auditors; no selection has yet been made for the current fiscal year.

     A representative of KPMG Peat Marwick, LLP is expected to attend the meeting where he or she will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

                              GENERAL INFORMATION

ANNUAL MEETING OF SHAREHOLDERS

     Any proposals of shareholders that are intended for inclusion in the Company's Proxy Statement and form of proxy for its 1998 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than January 13, 1998. Shareholder proposals must be in writing and delivered to the Company's principal executive offices at 8800 Sunset Boulevard, West Hollywood, California 90069.

ANNUAL REPORTS

     The Company's fiscal 1997 Annual Report to Shareholders is being mailed to the Shareholders together with this proxy statement; however, the report is not part of the proxy solicitation materials. A copy of the Company's Annual Report on Form 10-K for the year ended January 31, 1997 (excluding exhibits), as filed with the Commission, may be obtained without charge upon request made to Ticketmaster Group, Inc., 8800 Sunset Boulevard, West Hollywood, California 90069, Attention: Shareholder Services.

                            TICKETMASTER GROUP, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            TICKETMASTER GROUP, INC.

    The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Fredric D. Rosen, Ned S. Goldstein and Peter B. Knepper, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Ticketmaster Group, Inc. owned of record by the undersigned at the 1997 Annual Meeting of Shareholders to be held at the Park Hyatt Hotel located at 2151 Avenue of the Stars, Century City, California, 90067, on Tuesday, June 10, 1997 at 10:00 a.m., local time, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof.

ELECTION OF DIRECTORS -- NOMINEES:

      Paul G. Allen, Fredric D. Rosen, Charles Evans Gerber, David E. Liddle,

     John A. Pritzker, William D. Savoy, Terence M. Strom

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.)

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The proxies cannot vote your shares unless you sign and return this card.

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors nominees and FOR approval of amendments to the Ticketmaster Stock Plan (as amended and restated).

1.  Election of Directors (see reverse)

         [ ] FOR ALL NOMINEES (except at indicated on the reverse) [ ] WITHHOLD AUTHORITY to vote for all nominees.

2.  Approval of Amendments to the Ticketmaster Stock Plan (as amended and
restated)                                  FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

The Board of Directors recommends a vote FOR all nominees and FOR these proposals.

                                            Do you plan to attend the Annual
                                            Meeting?  [ ] YES  [ ] NO

                                            Dated:

                                           ------------------------------------,
                                            1997

                                            ------------------------------------
                                                        (Signature)

                                            ------------------------------------
                                                        (Signature)

                                            Please sign exactly as name appears
                                            on stock certificate(s). Joint
                                            owners should each sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such.

                                                     (SEE REVERSE SIDE)